Exhibit 12



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Tucson Electric Power Company

Computation of Ratio of Earnings to Fixed Charges

                                                                         12 Months Ended
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                                                    Dec. 31,       Dec. 31,    Dec. 31,    Dec. 31,     Dec. 31,

                                                      2003         2002        2001        2000        1999
                                                                     - Thousands of Dollars -
Fixed Charges:
  Interest on Long-Term Debt                           $76,585      $65,620     $68,678     $66,377     $66,836
  Other Interest (1)                                     1,820          273         441       9,067      13,081
  Interest on Capital Lease Obligations                 84,053       87,783      90,506      92,658      82,414
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Total Fixed Charges                                    162,458      153,676     159,625     168,102     162,331


Net Income                                             127,589       53,737      75,284      51,169      73,475
Less:
   Extraordinary Income & Accounting Change -

       Net of Tax                                       67,471            -         470           -      22,597
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Net Income from Continuing Operations                   60,118       53,737      74,814      51,169      50,878

Add (Deduct):
  (Income) Losses from Equity Investees (2)                (76)          17         700       1,543           -
  Income Taxes                                          20,122       35,350      55,910      26,566      22,350
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  Total Fixed Charges                                  162,458      153,676     159,625     168,102     162,331

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Total Earnings before Taxes
and Fixed Charges                                     $242,622     $242,780    $291,049    $247,380    $235,559
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-
Ratio of Earnings to Fixed Charges                       1.493        1.580       1.823       1.472       1.451
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(1) Excludes recognition of Allowance for Borrowed Funds Used During
    Construction.
(2) Truepricing and Inncom (income) losses.